EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:    Lauren Ponti-Zins
513.246.2137
    Media@bankatfirst.com

First Financial Announces 12% Increase to Quarterly Dividend
Dividend payment timing accelerated

Cincinnati, Ohio – January 23, 2018 – First Financial Bancorp (Nasdaq: FFBC) announced that the board of directors declared a 19-cent per share quarterly cash dividend at their meeting on January 23, 2018. This represents an increase of approximately 12% over the previous quarterly cash dividend. Payable on March 15, 2018, the dividend will be distributed to shareholders of record as of March 1, 2018.

Claude Davis, Chief Executive Officer, commented, "As we mentioned during our fourth quarter earnings call, the passage of the Tax Cut and Jobs Act in late December was a significant positive for First Financial and all of our stakeholders, and prompted evaluation of our dividend policy and capital allocation strategies. This increase in our dividend is consistent with our stated goal of consistently providing strong shareholder returns while supporting planned growth initiatives and maintaining target capital levels."

“In addition to the dividend increase, we will accelerate the timing of our dividend payment in an effort to align dividend practices in anticipation of our pending merger with MainSource Financial Group.”

First Financial Bancorp has paid a cash dividend every quarter since the holding company was formed in April of 1983. The Company's last dividend increase was in January of 2017.

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About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of December 31, 2017, the Company had $8.9 billion in assets, $6.0 billion in loans, $6.9 billion in deposits and $930.7 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its five lines of business: commercial, consumer, wealth management, specialty finance and mortgage. The commercial, consumer, specialty finance and mortgage units provide traditional banking services to business and retail clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.7 billion in assets under management as of December 31, 2017. The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 94 banking centers. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.